As filed with the Securities and Exchange Commission on June 21, 2021

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AEVA TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3714	84-3080757
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

555 Ellis Street

Mountain View, California 94043

(650) 481-7070

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Soroush Salehian

Chief Executive Officer

555 Ellis Street

Mountain View, California 94043

(650) 481-7070

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Heidi Mayon Julia R. White Goodwin Procter LLP 601 Marshall Street Redwood City, California 94063 (650) 752-3100	Peter Chess Director of Legal Aeva Technologies, Inc. 555 Ellis Street Mountain View, California 94043 (650)-481-7070

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-256919) is filed solely to amend Item 16 of Part II thereof and to file an exhibit thereto. This Amendment No. 1 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses will be paid by us in connection with the issuance and distribution of the securities being registered. We will not receive any proceeds from the sale of shares of common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus. In addition, we may incur additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. If required, any such additional expenses will be disclosed in a prospectus supplement.

All amounts are estimates, except for the SEC registration fee.

Amount
SEC registration fee	$203,640.97
Accounting fees and expenses	100,000
Legal fees and expenses	175,000
Miscellaneous fees and expenses	150,000

Total expenses	$628,640.97

ITEM 14.	Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our Certificate of Incorporation, which became effective upon completion of the Business Combination, provides that no director of ours shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Certificate of Incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of ours shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our Certificate of Incorporation further provides that any repeal or modification of such article by its stockholders or amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Our Bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, the Company’s director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Bylaws also provides that we will advance expenses to Indemnitees in connection with a legal proceeding, subject to limited exceptions.

In connection with the Business Combination, we entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our Certificate of Incorporation and our Bylaws.

We will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of ours arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold by us within the past three years which were not registered under the Securities Act. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Simultaneously with the closing of the initial public offering, InterPrivate sold 501,081 and 116,919 InterPrivate Units in a private placement transaction at a purchase price of $10.00 per Unit to the Sponsor and to the underwriter for the IPO, respectively. As a result of this transaction and after giving effect to the exercise of the underwriter’s over-allotment option, InterPrivate sold a total of 618,000 Private Units to the Sponsor and underwriter, resulting in gross proceeds to InterPrivate of approximately $6,180,000. Each Private Unit sold in the private placement is identical to the InterPrivate Units sold in the IPO, except that the InterPrivate Warrants included in the Private Units: (i) will not be redeemable by us and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees.

Holders of an aggregate of 30,874 shares of InterPrivate common stock sold in our initial public offering, or the public shares, properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from our initial public offering, calculated as of two business days prior to the Closing, which was approximately $10.07 per share, or $310,828.83 in the aggregate.

As a result of the Business Combination, each share of Legacy Aeva common stock outstanding immediately prior to the effective time of the Business Combination (including shares of Legacy Aeva common stock issued upon conversion of Legacy Aeva preferred stock immediately prior to the Closing) was converted into the right to receive approximately 9.08 shares of our common stock.

Pursuant to the Subscription Agreements, certain investors agreed to subscribe for an aggregate of 28,168,478 newly issued shares of our common stock at a purchase price of $10.00 per share, $11.50 per share or $16.00 per share, as applicable, for an aggregate purchase price of $320,000,000.02, which we refer to as the “PIPE Investment”. At the Closing, we consummated the PIPE Investment.

Our common stock and the Public Warrants commenced trading on the NYSE under the symbols “AEVA” and “AEVA.WS,” respectively, on March 15, 2021, subject to ongoing review of our satisfaction of all listing criteria following the Business Combination.

As noted above, an aggregate of $310,828.83 was paid from our trust account to holders that properly exercised their right to have public shares redeemed, and the remaining balance immediately prior to the Closing of approximately $242.8 million remained in the trust account. The remaining amount in the trust account was used to fund expenses incurred by Aeva and InterPrivate in connection with the Business Combination and will be used for our general corporate purposes.

In addition, at the Closing, the Sponsor exercised its right to convert the working capital loans made by the Sponsor to us into an additional 75,000 Private Warrants and 150,000 shares of our common stock to an affiliate of the Sponsor in satisfaction of $1.5 million principal amount of such loans.

Except for the registered transactions, we issued the securities in the foregoing transactions under Section 4(a)(2) of the Securities Act, and/or Rule 506 of Regulation D promulgated under the Securities Act, as a transaction not requiring registration under Section 5 of the Securities Act. The parties receiving the securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate restrictive legends were affixed to the certificates representing the securities (or reflected in restricted book entry with our transfer agent). The parties also had adequate access, through business or other relationships, to information about us.

ITEM 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Index

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.

2.1†	Business Combination Agreement, dated as of November 2, 2020, by and among InterPrivate Acquisition Corp., WILLY Merger Sub Corp., and Aeva, Inc. (incorporated by reference to Annex A to the Proxy Statement/Prospectus/Consent Solicitation Statement).

3.1	Second Amended and Restated Certificate of Incorporation of Aeva Technologies, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on March 18, 2021).

3.2	Amended and Restated By-laws of Aeva Technologies, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant on March 18, 2021).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by the Registrant on January 24, 2020).

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by the Registrant on January 24, 2020).

4.3	Warrant Agreement, dated February 3, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on February 6, 2020).

5.1	Opinion of Goodwin Procter LLP.

10.1	Stock Escrow Agreement, dated as of February 3, 2020, between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on February 6, 2020).

10.2	Investment Management Trust Agreement, dated February 3, 2020, between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on February 6, 2020).

10.3	Registration Rights and Lock-up Agreement, dated as of March 12, 2021, by and among the Company, certain equityholders of the Company named therein and certain equityholders of Legacy Aeva named therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on March 18, 2021).

10.4	Stockholders Agreement, dated as of March 12, 2021, by and among the Company and certain stockholders of the Company named therein (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on March 18, 2021).

10.5	Stockholder Support Agreement, dated as of November 2, 2020, by and among the Company, Merger Sub and certain stockholders of Legacy Aeva party thereto (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 filed by the Registrant on December 3, 2020).

10.6	Form of Subscription Agreement (November 2020 PIPE) (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 filed by the Registrant on December 3, 2020).

10.7	Form of Subscription Agreement (December 2020 PIPE $150 million tranche) (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-4/A filed by the Registrant on January 13, 2021).

Exhibit Number	Description

10.8	Form of Subscription Agreement (December 2020 PIPE $50 million tranche) (incorporated by reference to Exhibit 10.21 to the Registration Statement on Form S-4/A filed by the Registrant on January 13, 2021).

10.9	Form of Waiver and Lockup Agreement by and between the Registrant and the undersigned party thereto (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-4/A filed by the Registrant on January 13, 2021).

10.10	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 filed by the Registrant on December 3, 2020).

10.11#	Aeva, Inc. 2016 Stock Incentive Plan (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4 filed by the Registrant on December 3, 2020).

10.12#	Form of Stock Option Award Agreement under Aeva, Inc. 2016 Stock Incentive Plan (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 filed by the Registrant on December 3, 2020).

10.13#	Form of Restricted Stock Purchase Award Agreement under Aeva, Inc. 2016 Stock Incentive Plan. (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 filed by the Registrant on December 3, 2020).

10.14#	Aeva, Inc. 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 filed by the Registrant on December 3, 2020).

10.15#	Offer Letter by and between Aeva, Inc. and Soroush Salehian Dardashti dated December 15, 2016 (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-4 filed by the Registrant on December 3, 2020)..

10.16#	Offer Letter by and between Aeva, Inc. and Mina Rezk dated December 15, 2016 (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4 filed by the Registrant on December 3, 2020)..

10.17#	Offer Letter by and between Aeva, Inc. and Saurabh Sinha dated September 29, 2020 (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-4 filed by the Registrant on December 3, 2020)..

10.18#	Aeva Technologies, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K filed by the Registrant on March 18, 2021).

10.19#	Form of Stock Option Award Agreement under Aeva Technologies, Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K filed by the Registrant on March 18, 2021).

10.20#	Form of Restricted Stock Purchase Award Agreement under Aeva Technologies, Inc. 2021 Incentive Plan (incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K filed by the Registrant on March 18, 2021).

16.1	Letter dated March 18, 2021 from Marcum to the SEC (incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed by the Registrant on March 18, 2021).

21.1	List of subsidiaries of Aeva Technologies, Inc. (incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K filed by the Registrant on March 18, 2021)

23.1**	Consent of Marcum LLP, independent registered accounting firm for InterPrivate.

23.2	Consent of Deloitte & Touche LLP independent registered accounting firm for Aeva.

23.3	Consent of Goodwin Procter LLP (included as part of Exhibit 5.1).

Exhibit Number	Description

24.1	Power of Attorney (included on signature page of the Registration Statement).

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

*

To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities.

**	Filed herewith.
#	Indicates a management contract or any compensatory plan, contract or arrangement.
†

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(b) Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17.	Undertakings.

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mountain View, California, on June 21, 2021.

AEVA TECHNOLOGIES, INC.

By:	/s/ Soroush Salehian Dardashti
Name:	Soroush Salehian Dardashti
Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date

/s/ Soroush Salehian Dardashti Soroush Salehian Dardashti	Chief Executive Officer and Director (Principal Executive Officer)	June 21, 2021

/s/ Saurabh Sinha Saurabh Sinha	Chief Financial Officer (Principal Financial and Accounting Officer)	June 21, 2021

* Mina Rezk	President, Chief Technology Officer and Director	June 21, 2021

* Shahin Farshchi	Director	June 21, 2021

* Hrach Simonian	Director	June 21, 2021

* Ahmed M. Fattouh	Director	June 21, 2021

*By:	/s/ Soroush Salehian Dardashti
Soroush Salehian Dardashti Attorney-in-fact